                                                                      EXHIBIT II

             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND
       EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIVIDENDS
                                  (UNAUDITED)
                             (DOLLARS IN MILLIONS)

                                                                               YEAR ENDED DECEMBER 31:
                                                                -----------------------------------------------------
                                                                  1996       1995       1994       1993       1992
                                                                ---------  ---------  ---------  ---------  ---------
Earnings before income taxes and change in accounting
  principles(1)...............................................  $   8,599  $   7,910  $   5,253  $  (8,432) $  (8,861)
Add:
  Fixed charges, excluding capitalized interest...............      1,942      1,972      2,450      2,853      3,348
                                                                ---------  ---------  ---------  ---------  ---------
Earnings as adjusted..........................................  $  10,541  $   9,882  $   7,703  $  (5,579) $  (5,513)
                                                                ---------  ---------  ---------  ---------  ---------
                                                                ---------  ---------  ---------  ---------  ---------
Fixed charges:
  Interest expense............................................  $   1,545  $   1,591  $   2,025  $   2,291  $   2,645
  Capitalized interest........................................         31         23         20         46        101
  Portion of rental expense representative of interest........        397        381        425        562        703
                                                                ---------  ---------  ---------  ---------  ---------
Total fixed charges...........................................  $   1,973  $   1,995  $   2,470  $   2,899  $   3,449
                                                                ---------  ---------  ---------  ---------  ---------
                                                                ---------  ---------  ---------  ---------  ---------
Preferred stock dividends(2)..................................         32         37        144         47          0
                                                                ---------  ---------  ---------  ---------  ---------
Combined fixed charges and preferred stock dividends..........  $   2,005  $   2,032  $   2,614  $   2,946  $   3,449
                                                                ---------  ---------  ---------  ---------  ---------
                                                                ---------  ---------  ---------  ---------  ---------
Ratio of earnings to fixed charges............................        5.3        5.0        3.1         (A)        (A)
Ratio of earnings to combined fixed charges and preferred
  stock dividends.............................................        5.3        4.9        2.9         (A)        (A)

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(1) Earnings before income taxes and changes in accounting principle excludes both amortization expense of capitalized interest as well as the company's share in the income and losses of less-than-fifty-percent-owned affiliates.

(2) The company reported preferred stock dividends and transaction costs of $20 million and $62 million for 1996 and 1995, respectively. Excluded from the ratio computation for 1995 are transaction costs of $42 million relating to the repurchase of Series A 7 1/2 percent preferred stock depositary shares. Included are preferred stock dividends of $20 million, for 1996 and 1995, respectively, or $32 million and $37 million representing the pre-tax earnings which would be required to cover such dividend requirements based on the company's effective income tax rate for year end 1996 and 1995, respectively. For the 1994 and 1993, preferred stock dividends are also on a pre-tax basis.

(A) No ratios are shown for these periods as earnings were insufficient to cover fixed charges and combined fixed charges and preferred stock dividends. As a result of the net loss incurred for the year ended December 31, 1993 earnings were inadequate to cover fixed charges and combined fixed charges and preferred stock dividends by $8,478 million and $8,525 million, respectively. As a result of the net loss incurred for the year ended December 31, 1992, earnings were inadequate to cover fixed charges by $8,962 million.